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                                                                   Exhibit 10.29



November 8, 1996


Mr. David R. Pearce
33 Pleasant Street
Dover, MA 02030-2050


Dear David:

On behalf of Geerlings & Wade, Inc. (the "Company"), I am pleased to confirm our offer to you of the position of Vice President and Chief Financial Officer of the Company. As we have discussed, should you accept this offer, the Company would expect that you would assume your duties on November 11, 1996. In this role, you will report to me as President and Chief Executive Officer, and will have responsibility for the financial reporting, accounting and treasury functions of the Company and such other responsibilities as shall be assigned to you from time to time by me or the Board of Directors.

In addition to the foregoing, the terms of your employment with the Company shall be the following:

      .You will be paid a base salary at the rate of $130,000 per year, payable in monthly installments of $10,833 (less taxes and other legally-required deductions) in accordance with the regular payroll practices of the Company.

      .You will be granted a stock option for 35,000 shares of the Company's common stock, which will vest as follows: 7,000 options will vest 6 months following the date you commence your employment with the Company, an additional 7,000 options will vest on the first anniversary of the date you commence your employment with the Company; thereafter, the remainder of the options will vest in three equal installments commencing on the second anniversary of the date you commence your employment with the Company and annually thereafter. The exercise price of the options will be the closing price of the Company's common stock on the date you commence your employment with the Company. Except as otherwise expressly provided above, the options granted you shall be pursuant to the terms of any applicable stock option agreement and any applicable stock option plan and any restriction provisions generally applicable to shares purchased by Company Employees.

      .During employment, you will be eligible to participate in all employee benefit plans from time to time in effect for employees of the Company generally. Your participation will be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and
       (iii) the discretion of the Board of Directors or any administrative or
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      other committee provided for in or contemplated by such plan.  A copy of current employee benefits has been sent to you under separate cover.

    . You will be required to execute the Company's standard employee
      Nondisclosure Agreement, in the form attached hereto, prior to commencing your employment.

    . You will be expected to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for the Company and to abide by all Company policies and procedures, as in effect from time to time.

Please understand that this letter and your response are not meant to constitute a contract of employment for a specific term. This means that, if you accept this offer, you will retain the right to terminate your employment at any time and the Company will retain a similar right. We do ask that you give two weeks' written notice if you decide to resign. The Company will give you comparable notice, or pay in lieu of notice, if it initiates termination.

The Board of Directors and I are delighted at the prospect of your joining the Company and we look forward to a mutually rewarding relationship.

Please acknowledge your agreement with the provisions set forth in this letter in the space provided below for your signature.


Cordially,



/s/ Jay L. Essa

Jay L. Essa
President and Chief Executive Officer
Geerlings & Wade, Inc.


Accepted and agreed:



/s/ David R. Pearce
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David R. Pearce

Date:  November 12, 1996
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